Exhibit 99.1

   Dillard's, Inc. Slashes Third Quarter Net Loss to $.03 from $.23

    LITTLE ROCK, Ark.--(BUSINESS WIRE)--Dec. 6, 2005--Dillard's, Inc. (NYSE: DDS) (the "Company" or "Dillard's") today announced operating results for the 13 weeks ended October 29, 2005. This release contains certain forward-looking statements. Please refer to the Company's cautionary statement regarding forward-looking information included below under "Forward-Looking Information".
    Net loss for the 13 weeks ended October 29, 2005 was $2.7 million ($0.03 per basic and diluted share) compared to net loss of $18.7 million ($0.23 per basic and diluted share) for the 13 weeks ended October 30, 2004.

    Highlights of the 13 weeks ended October 29, 2005 include:

    -- A comparable store sales increase of 2% compared to the 13 weeks ended October 30, 2004.

    --  Gross margin improvement of 80 basis points of sales.

    -- A $14.0 million decrease in advertising, selling, administrative and general expenses.

    --  A $9.5 million decrease in interest and debt expense.

    -- Class A Common Stock repurchases of $78.4 million under the Company's share repurchase program.

    Visa Check/Mastermoney Antitrust Settlement

    The Company has been notified by the administrator of the Visa Check/Mastermoney Antitrust litigation that its estimated settlement is approximately $6.5 million for its share of the proceeds from the $3 billion settlement. The Company decided to exclude the expected settlement proceeds of $6.5 million from recognition in the consolidated financial statements for the 13 and 39 weeks ended October 29, 2005.

    Revenues

    Net sales for the 13 weeks ended October 29, 2005 were $1.727 billion compared to sales for the 13 weeks ended October 30, 2004 of $1.699 billion. Net sales increased 2% for the 13-week period on both a total and comparable store basis.
    During the 13 weeks ended October 29, 2005, net sales were strongest in the Eastern region, where performance significantly exceeded the Company's average sales performance for the period. Net sales were above trend in the Western region and below trend in the Central region. Net sales of accessories, lingerie, shoes and juniors' apparel significantly exceeded the Company's average sales trend, while performance of children's apparel, decorative home products and furniture was significantly below trend.
    Total revenues for the 13 weeks ended October 29, 2005 does not include service charge income due to the Company's sale of its credit card business in November of 2004. The absence of service charge income during the period is partially offset by income received under the terms of the long-term marketing and servicing alliance with GE Consumer Finance.

    Gross Margin/Merchandise Initiatives

    Gross margin improved 80 basis points as a percentage of sales for the 13 weeks ended October 29, 2005 compared to the 13 weeks ended October 30, 2004. The improvement is primarily due to lower levels of markdowns. Management believes its ongoing efforts to improve its merchandise mix drove better customer response during the 13 weeks ended October 29, 2005, evidenced by positive comparable store sales and improved gross margin performance.
    Dillard's continues to execute key merchandise initiatives as it works to maintain relationships with existing loyal customers while attracting new customers with expanded offerings in upscale and contemporary fashions. These expanded selections include the Company's improved lines of exclusive brand merchandise. The Company will continue to use existing technology and research to edit its assortments by store to meet the specific preference, taste and size requirements of each local operating area.
    Total inventory increased primarily due to an increase relating to inventory in transit. Inventory in comparable stores at October 29, 2005 increased 3% compared to inventory at October 30, 2004.

    Advertising, Selling, Administrative and General Expenses

    Advertising, selling, administrative and general ("S G & A") expenses declined $14.0 million to $507.0 million for the 13 weeks ended October 29, 2005 from $521.0 million for the 13 weeks ended October 30, 2004. Savings driven by decreases in bad debt expense, payroll and communication and advertising costs, resulting primarily from the Company's sale of its credit card business in November of 2004, were partially offset by increases in utilities and pre-opening expenses during the third quarter.

    Debt/Interest Expense

    Interest and debt expense declined $9.5 million during the 13 weeks ended October 29, 2005 compared to the 13 weeks ended October 30, 2004 as a result of lower debt levels. Interest and debt expense was $25.7 million and $35.2 million for the 13 weeks ended October 29, 2005 and October 30, 2004, respectively.
    At October 29, 2005, the Company had $1.5 billion total debt outstanding (including Guaranteed Preferred Beneficial Interests in the Company's Subordinated Debentures) compared with $2.4 billion at October 30, 2004.
    At October 29, 2005, letters of credit totaling $65.1 million were outstanding under the Company's $1.2 billion revolving credit facility.

    Share Repurchase Program

    During the 13 weeks ended October 29, 2005, Dillard's repurchased $78.4 million of Class A Common Stock under its $200 million share repurchase program approved by the board of directors in May of 2005. Share repurchases during the 39 weeks ended October 29, 2005 under the new plan and the previously existing $200 million plan totaled $100.9 million. At October 29, 2005, the Company had 79.0 million shares of its Class A and Class B Common Stock outstanding.

    Hurricane Update

    During the 13 weeks ended October 29, 2005, operations in approximately 60 of the Company's stores were interrupted for varying amounts of time by Hurricane Katrina, Hurricane Rita and Hurricane Wilma. The Company expects four stores in the Gulf area to remain closed for the remainder of fiscal year 2005:


    Center                     City                  Square Feet
----------------------------------------------------------------------
Edgewater Mall               Biloxi, MS                 215,000
Oakwood Shopping Center      New Orleans, LA            178,000
Plaza Lake Forest            New Orleans, LA            148,000
Central Mall                 Port Arthur, TX             96,000

Property and merchandise losses in the affected stores are covered by insurance.


    Store Openings/Closings

    During the 13 weeks ended October 29, 2005, the Company closed its Lexington Mall location in Lexington, Kentucky consistent with its plan to close under-performing locations where appropriate. As previously noted, the Company will close its Hickory Ridge Mall location in Memphis, Tennessee and its Richardson Mall store in Richardson, Texas during the fourth quarter of 2005.


The Company opened these new locations during the 13 weeks ended
October 29, 2005:

    Center                        City           Square Feet  Month
----------------------------------------------------------------------
Northlake Mall                North Charlotte, NC  180,000   September
The Shops at La Cantera       San Antonio, TX      200,000   September
Firewheel Towne Center        Garland, TX          155,000   October
Atlantic Station              Atlanta, GA          227,000   October
The Avenue Carriage Crossing  Collierville, TN     200,000   October



Dillard's plans to open these new locations during the first half of fiscal year 2006:

      Center                    City           Square Feet   Month
----------------------------------------------------------------------
Southaven Towne Center       Southaven, MS       155,000     March
The Summit Sierra            Reno, NV            200,000     March
The Mall at Turtle Creek(1)  Jonesboro, AR       155,000     March

(1) Replacement store.

At October 29, 2005, the Company operated 327 Dillard's locations spanning 29 states, net of six locations closed at the time due to hurricanes.





                   Dillard's, Inc. and Subsidiaries
            Condensed Consolidated Statements of Operations
                 (In Millions, Except Per Share Data)


                                          13-Week Period Ended
                                    ----------------------------------

                                    October 29, 2005  October 30, 2004
                                    ----------------------------------

                                              % of             % of
                                               Net              Net
                                     Amount   Sales   Amount   Sales
                                    --------- ------ --------- ------

Net sales                           $1,727.1      -  $1,698.9      -
Total revenues                       1,761.2  102.0%  1,755.1  103.3%
Cost of sales                        1,147.1   66.4   1,140.9   67.2
Advertising, selling, administrative
 and general expenses                  507.0   29.4     521.0   30.7
Depreciation and amortization           75.8    4.4      74.5    4.4
Rentals                                  9.8    0.6      12.7    0.7
Interest and debt expense               25.7    1.5      35.2    2.0
                                    ---------        ---------
  Total costs and expenses           1,765.4          1,784.3
                                    ---------        ---------
Loss before income taxes                (4.2)  -0.3     (29.2)  -1.7
Income taxes                            (1.5)           (10.5)
                                    --------- ------ --------- ------
Net Loss                               $(2.7)  -0.2%   $(18.7)  -1.1%
                                    ========= ====== ========= ======

Basic and diluted loss per share      $(0.03)          $(0.23)
                                    =========        =========
Basic and diluted weighted
 average shares                         81.0             82.9
                                    =========        =========





                   Dillard's, Inc. and Subsidiaries
            Condensed Consolidated Statements of Operations
                 (In Millions, Except Per Share Data)


                                           39-week Period Ended
                                    ----------------------------------

                                    October 29, 2005  October 30, 2004
                                    ----------------------------------

                                              % of             % of
                                               Net              Net
                                     Amount   Sales   Amount   Sales
                                    --------- ------ --------- ------

Net sales                           $5,222.0      -  $5,224.7      -
Total revenues                       5,328.4  102.0%  5,397.1  103.3%
Cost of sales                        3,461.4   66.3   3,474.2   66.5
Advertising, selling, administrative
 and general expenses                1,489.0   28.5   1,530.9   29.3
Depreciation and amortization          226.2    4.3     223.0    4.2
Rentals                                 30.4    0.6      39.4    0.8
Interest and debt expense               79.2    1.5     110.7    2.1
Asset impairment and store
 closing charges                         6.4    0.1       4.7    0.1
                                    ---------        ---------
  Total costs and expenses           5,292.6          5,382.9
                                    ---------        ---------
Income before income taxes              35.8    0.7      14.2    0.3
Income taxes                            12.8              5.1
                                    --------- ------ --------- ------
Net Income                             $23.0    0.4%     $9.1    0.2%
                                    ========= ====== ========= ======

Basic and diluted earnings per
 share                                 $0.28            $0.11
                                    =========        =========
Basic weighted average shares           82.3             83.4
                                    =========        =========
Diluted weighted average shares         82.5             83.9
                                    =========        =========







                   Dillard's, Inc. and Subsidiaries
                 Condensed Consolidated Balance Sheets
                             (In Millions)

                                                    Oct. 29,  Oct. 30,
                                                      2005      2004
                                                   ----------  -------
Assets
Current Assets:
  Cash and cash equivalents                           $73.5     $56.5
  Trade accounts receivable                             9.7     994.7
  Merchandise inventories                           2,411.7   2,178.3
  Other current assets                                 66.8      76.8
                                                   --------- ---------
    Total current assets                            2,561.7   3,306.3

Property and equipment, net                         3,224.2   3,156.9
Goodwill                                               35.5      36.7
Other assets                                          142.9     159.8
                                                   --------- ---------

    Total Assets                                   $5,964.3  $6,659.7
                                                   ========= =========

Liabilities and Stockholders' Equity
Current Liabilities:
  Trade accounts payable and accrued expenses      $1,423.7  $1,210.9
  Other short-term borrowings                             -     333.0
  Current portion of long-term debt and
   capital leases                                     103.7      93.8
  Federal and state income taxes                       81.0      78.4
                                                   --------- ---------
    Total current liabilities                       1,608.4   1,716.1

Long-term debt and capital leases                   1,175.8   1,766.8
Other liabilities                                     251.2     152.7
Deferred income taxes                                 486.8     616.6
Guaranteed preferred beneficial interests
  in the Company's subordinated debentures            200.0     200.0
Stockholders' equity                                2,242.1   2,207.5
                                                   --------- ---------

    Total Liabilities and Stockholders' Equity     $5,964.3  $6,659.7
                                                   ========= =========


                     Other Financial Information
                            (In Millions)

                                                    Oct. 29,  Oct. 30,
                                                      2005      2004
                                                    -------   -------

Square footage                                        56.9      56.5
                                                    =======   =======
Capital expenditures:
  13 weeks ended                                     $85.5     $86.7
  39 weeks ended                                     283.4     188.7


    Estimates for 2005

    The Company is updating the following estimates for certain income statement items for the fiscal year ending January 28, 2006 based upon current conditions. Actual results may differ significantly from these estimates as conditions and factors change - See "Forward-Looking Information."


                                             In Millions
                                             -----------
                                        2005              2004
                                     Estimated           Actual
                                     ---------           ------
 Depreciation and amortization          $310              $302
 Rental expense                           48                55
 Interest and debt expense               105               139
 Capital expenditures                    345               285



    Forward-Looking Information

    The foregoing contains certain "forward-looking statements" within the definition of federal securities laws. Statements made in this release regarding the Company's expected amount of settlement proceeds from the Visa Check/Mastermoney Antitrust Settlement, execution of merchandise initiatives, upcoming store openings and closures and estimates for 2005 are forward-looking statements. The Company cautions that forward-looking statements, as such term is defined in the Private Securities Litigation Reform Act of 1995, contained in this report are based on estimates, projections, beliefs and assumptions of management at the time of such statements and are not guarantees of future performance. The Company disclaims any obligation to update or revise any forward-looking statements based on the occurrence of future events, the receipt of new information, or otherwise. Forward-looking statements of the Company involve risks and uncertainties and are subject to change based on various important factors. Actual future performance, outcomes and results may differ materially from those expressed in forward-looking statements made by the Company and its management as a result of a number of risks, uncertainties and assumptions. Representative examples of those factors (without limitation) include general retail industry conditions and macro-economic conditions; economic and weather conditions for regions in which the Company's stores are located and the effect of these factors on the buying patterns of the Company's customers; the impact of competitive pressures in the department store industry and other retail channels including specialty, off-price, discount, internet, and mail-order retailers; changes in consumer spending patterns and debt levels; adequate and stable availability of materials and production facilities from which the Company sources its merchandise; changes in operating expenses, including employee wages, commission structures and related benefits; possible future acquisitions of store properties from other department store operators and the continued availability of financing in amounts and at the terms necessary to support the Company's future business; potential disruption from terrorist activity and the effect on ongoing consumer confidence; potential disruption of international trade and supply chain efficiencies; events causing disruption or delays in the store construction schedule, world conflict and the possible impact on consumer spending patterns and other economic and demographic changes of similar or dissimilar nature.



    CONTACT: Dillard's, Inc.
             Julie J. Bull, 501-376-5965